CONSULTANT

ENGAGEMENT AGREEMENT

This Agreement is made the 1st day of June, 2020, by and between Alpha Energy, Inc. (the "Company"), a Colorado Corporation having an office at 4162 Meyerwood Drive, Houston, TX 77025 and Jay Leaver, an individual, acting in his capacity as a representative of Leaverite Exploration, Inc. dba Leaverite Consulting (the "Consultant"), located at 1570 S. Forest St., Denver, CO 80222.

Alpha Energy, Inc. hereby engages Jay Leaver, as Consultant, under the following terms and conditions, to be effective as of June 1, 2020.

WHEREAS, the Company desires professional guidance and advice regarding Energy Exploration and Development and desires Consultant to aid it in business matters; and

WHEREAS, Consultant has expertise in the area of energy exploration and project development and implementation; and is willing to act as an advisor to the Company upon the terms and conditions set forth in this Agreement; and

WHEREAS, Consultant is to be hereby engaged to act as President of Alpha Energy, Inc.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1. Duties, Scope of Agreement, and Relationship of the Parties

(a) The company hereby agrees to retain Consultant as President, consistent with Consultant's expertise and ability in energy exploration and development, and Consultant agrees to so act for the Company during the term of this Agreement under the Job Description attached as Exhibit A. All parties understand that Consultant has many other business interests and will devote as much time as in his discretion as necessary to perform his duties under this Agreement. In addition, the company understands that consultant's efforts on behalf of his other interests are the sole and separate property of Consultant.

(b) The services rendered by consultant to the company pursuant to this Agreement shall be as an independent contractor at times and dates convenient to Consultant, and this Agreement does not make Consultant the employee of the Company for any purpose whatsoever. No right or authority is granted to Consultant to assume or to create any obligation or responsibility, in excess of $5,000, express or implied, on behalf of or in the name of the company except as authorized by the CEO. The company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to consultant hereunder, and Consultant agrees that he will pay all taxes due on such amounts.

(c) Consultant agrees to make available to Company his services as President on an as needed basis on reasonable request. Consultant shall provide planning and other advisory services as are necessary to carry out the business of the Company.

(d) Company recognizes Consultant has other business interests and clients. To prevent potential conflicts of interest:

(i) The Parties Agree that Consultant's work for Company shall be geographically restricted to the States of New Mexico (Colfax and Mora Counties only), Texas (Oldham County only), and Oklahoma (all Counties except those in the Panhandle) and content-restricted to the Job Description (together, the "Alpha-Leaver AMI"). Other areas may be added to the Alpha-Leaver AMI only by mutual consent.

(ii) Consultant is President of Chicorica, LLC, which has entered into a Project Sale Agreement with Company regarding the variously named Rayado or Frostback Project in Colfax County, New Mexico and dated 1/28/2019 ("Rayado PSA"). Nothing in this Agreement shall in any way be construed to conflict with or supersede the terms of the Rayado PSA. Company shall not through this Agreement obtain any rights to information Confidential to Chicorica, LLC.

(iii) Consultant is President of Visionary Resources, LLC, which has entered into a Project Sale Agreement with Company regarding the Battlewagon Project in Oldham County, Texas and dated 1/28/2019 ("Battlewagon PSA"). Nothing in this Agreement shall in any way be construed to conflict with or supersede the terms of the Battlewagon PSA. Company shall not through this Agreement obtain any rights to information Confidential to Visionary Resources, LLC.

(iv) Consultant has from time to time generated information and ideas relevant to oil and gas exploration ("Consultant Intellectual Property"). Company shall not obtain through this Agreement any rights of access, control, or ownership of Consultant Intellectual Property. Consultant is the sole determiner of what constitutes Consultant Intellectual Property. During the scope of Consultant's engagement under this Agreement, Consultant may from time to time provide data, spreadsheets, models, or formulas to the Company or its affiliates ("Consultant Data") for use in building and improving the Company's internal models, determining suitable projects to explore, surveying land, or other such uses to be determined by the Consultant. For the avoidance of doubt, such Consulting Data has been previously gathered and analyzed by Consultant and is considered "Consultant Intellectual Property." Additionally, the use of such Consultant Data by Consultant or the Company may lead to modifications to the Consultant Data correcting or clarifying the existing Consultant Data (the "Data Modifications"). Notwithstanding any provision herein to the contrary, the Consultant Data and the Data Modifications, if any, shall be the sole property of the Consultant, including if such Consultant Data is modified or expanded by the Data Modifications within the scope of the engagement discussed herein. At any time, the Consultant may request that such Consultant Data be returned to Consultant and any records of such Consultant Data be destroyed. For the avoidance of doubt, the Consultant Data and Data Modifications shall not be considered "Confidential Information" as defined in Section 5 herein.

(v) Consultant is President of Enigma Explorations, LLC and Haycorn Research, LTD. Enigma caused certain geophysical information to be gathered over the Battlewagon and Rayado Project Areas and contributed an anonymized version of these data to the Haycorn Data

Library. Nothing in this Agreement shall in any way be construed to grant Company any rights to information Confidential to Enigma Explorations, LLC or Haycorn Research, LTD.

(vi) Consultant has ongoing exploration and research Projects outside of the Alpha-Leaver AMI. Nothing in this Agreement shall be construed to give Company any rights to any Project or Research outside the Alpha-Leaver AMI.

2. Compensation

(a) The Company will pay US$10,000.00 per month on the last day of each month to Consultant as a consulting fee. These payments will be made to the account and entity designated by Consultant.

(b) Other forms of compensation may occur depending on the nature of a specific engagement and only upon the mutual agreement of both parties.

(c) The Parties agree that services provided to the Company will constitute at a maximum approximately 50% of the Consultant's time. The Consultant agrees to provide a monthly report as to the services provided and the projects that the Consultant has worked on, on the Company's behalf, at the request of the Board or CFO of Company. Consultant may work more or less than 50% time on any given month at Consultant's sole discretion.

3. Expenses

The Company shall reimburse Consultant for all pre-approved reasonable and necessary expenses incurred by it in carrying out its duties under this Agreement including travel. Consultant shall submit related receipts and documentation with his request for reimbursement.

4. Renewal; Termination

(a) This Agreement shall continue in effect for 6 months and thereafter, if not then terminated, shall be renewed annually until terminated by the parties. Either the Company or the Consultant may terminate this Agreement by giving the other party fifteen (15) days written notice. However, termination of Consultant by the Company shall not relieve the Company of its financial obligations to Consultant as defined herein.

(b) Subject to the continuing obligations of Consultant under Section 5 below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within 10 days after having received notice thereof.

(c) Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to the termination.

5. Confidential Information

(a) "Confidential Information," as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

(i) Trade secret information about the Company and its products; and

(ii) Information concerning the Company's business as the Company has conducted it since the Company's incorporation or as it may conduct it in the future; and

(iii) Information concerning any of the Company's past, current, or possible future products, including (without limitation) information about the Company's research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

"Confidential Information" as herein defined shall not include Consultant Intellectual Property.

(b) Any information that Consultant reasonably considers Confidential Information, or that the Company treats as Confidential Information, due to its unique nature purchased or developed by the Company, not available in the public domain or licensed or copyrighted information will be presumed to be Confidential Information (whether Consultant or others originated it and regardless of how obtained).

(c) Except as required in its duties to the Company, Consultant will never, either during or after the term of this Agreement, use or disclose such aforedescribed Confidential Information to any person not authorized by the Company to receive it.

(d) If this Agreement is terminated, Consultant will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. The rights of the Company set forth in this Section 5 are in addition to any rights of the Company with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Colorado or any other state or any country wherein Consultant may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.

(e) This Agreement is not intended to cause any conflict with the terms of the Confidentiality and Non-Compete Agreement made between Visionary Resources, Company, and a third party dated 9/4/2018 ("Battlewagon CA-NDA"). Should any conflict arise between this Agreement and the Battlewagon CA-NDA, the terms of the Battlewagon CA-NDA shall have precedence.

(f) This Agreement is not intended to cause any conflict with the terms of the Confidentiality and Non-Compete Agreement made between Visionary Resources and Company

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dated 7/27/2018 ("Rayado CA-NDA"). Should any conflict arise between this Agreement and the Rayado CA-NDA, the terms of the Rayado CA-NDA shall have precedence.

6. False or Misleading Information

The Company warrants that it will provide Consultant with accurate financial, corporate, and other data required by Consultant and necessary for full disclosure of all facts relevant to any efforts required of Consultant under this Agreement. Such information shall be furnished promptly upon request. If the Company fails to provide such information, or if any information provided by the Company to Consultant shall be false or misleading, or if the Company omits or fails to provide or withholds relevant material information to Consultant or to any professionals engaged pursuant to paragraph 5(d) above, then, in such event, any and all fees paid hereunder will be retained by Consultant as liquidated damages and this Agreement shall be null and void and Consultant shall have no further obligation hereunder. Further, by execution of this Agreement, the Company hereby indemnifies Consultant from any and all costs for expenses or damages incurred, and holds Consultant harmless from any and all claims and/or actions that may arise out of providing false or misleading information or by omitting relevant information in connection with the efforts required of Consultant under this Agreement.

7. Consultant's Best efforts and No Warranty of Information

Consultant shall use its best efforts to use reliable information and scientific techniques associated with the oil and gas business. However, Consultant makes no warranty as to the completeness or interpretation of such information, nor does Consultant warrant the information with regard to errors or omissions contained therein. Any reserve estimates, price calculations, price forecasts, exploration potential predictions or similar information provided by Consultant are, or may well be estimates only, and should not be considered predictions of actual results.

8. Miscellaneous

(a) Successors and Assigns. This Agreement is binding on and ensures to the benefit of the Company. Company cannot assign this Agreement without Consultant's written agreement.

(b) Modification. This Agreement may be modified or amended only by a writing signed by both the Company and Consultant.

(c) Governing Law. The laws of Colorado will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Colorado court, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

(d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it

remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e) Waivers. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f) Captions. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

(g) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

(h) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated below. These addresses may be changed at any time by like notice.

In the case of the Company:

Alpha Energy, LLC
Attention: John Lepin
4162 Meyerwood Drive
Houston, Texas 77025
Ph: 713-231-4235
Email: jlepin@alpha-energy.us

In the case of Consultant:

Jay S. Leaver
1570 S. Forest St.
Denver, Colorado 80222
Ph. 720-212-5489
E-mail: jay.leaver@visres.biz

(i) Indemnification. Company agrees to indemnify and hold harmless Consultant from any and all claims, actions, liabilities, costs, expenses, including attorney fees arising from claims made against Consultant in connection with Company's possession or use of advice, guidance, materials, information, data or other services provided by Consultant under this Agreement.

(j) Conflicts of Interest. Company acknowledges that Consultant is engaged in the business of providing petroleum consulting for other oil and gas companies within the United State and Canada. In the event Consultant is requested by Company to provide advice and

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guidance on or about geographical areas that may create a potential conflict of interest between Consultant's other business matters and the Company's operations, Consultant shall not be required by Company to render advice and guidance on such an area. Company and Consultant shall use their best efforts to notify each other of any potential conflicts of interests. In any event, Consultant's general knowledge that Company plans to engage, or is actively engaging, in oil and gas exploration within an area shall in no way preclude Consultant, or Consultant's business entities, from performing land services or consulting for other oil and gas companies within the same area.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st day of June 2020.

"The Company"	"Consultant"
ALPHA ENERGY, INC.	**JAY LEAVER**
By: [signature] 6/1/2020	By: [signature]
John Lepin, President/CFO	

Exhibit A

Job Description

A. Consultant will be involved in day-to-day decisions involving selection of Projects to work on, and what resources to allocate to individual Projects.

B. Consultant has specific experience in the fields of geology, geophysics, and geochemistry as relevant to oil and gas prospects and plays. Consultant will make this expertise available to the Company. Company will recognize that in matters outside the specific expertise of Consultant, including but not limited to Drilling, Reservoir, and Completion Engineering, and Land, Gas Marketing, and Pipeline Construction, outside personnel should be consulted.

C. Consultant will make specific recommendations for additional consultants necessary to continue intelligent pursuit of a Project or Projects. Consultant will not make such recommendations without due consideration for the needs of the Company. The Company will make every effort to enable the Consultant to form the team necessary to further the Company's interests. Company will not hire or otherwise obtain team members without the input of Consultant.

D. Consultant shall participate in the development and analysis of potential acquisitions and/or divestitures.

E. Consultant shall participate in marketing, fund-raising, and building investor relationships as necessary.

F. Consultant may take on other duties from time to time as directed by the CFO, assuming such activities do not conflict with Consultant's other interests.